FOR IMMEDIATE RELEASE

PARLUX SENDS OPEN LETTER TO STOCKHOLDERS

FORT LAUDERDALE — January 16, 2007 — Parlux Fragrances, Inc.’s (“Parlux”) (NASDAQ:PARL) Board of Directors today sent the following open letter to Parlux stockholders in connection with Glenn H. Nussdorf’s consent solicitation urging them not to support his proposals:

January 16, 2007
Dear Fellow Parlux Stockholder:
As you may be aware, Glenn H. Nussdorf has filed preliminary consent solicitation materials with the Securities and Exchange Commission (SEC) in an effort to remove without cause all members of your duly-elected Board of Directors, all of whom were just elected at our last annual meeting in October. Mr. Nussdorf intends to install his hand-picked nominees, including himself and a number of his business associates, on your Board. If successful, Mr. Nussdorf would take control of your Company without paying you any control premium for your shares. We believe that his actions would significantly jeopardize the value of your investment in Parlux.
There is absolutely no reason for stockholders to act hastily. Parlux has generated an approximate 29% and 55% compound annual return to stockholders, over the last three and four year periods, respectively. While the Company has been working through some challenges over the past several months, we are optimistic in our core brand portfolio’s growth prospects. Don’t let Mr. Nussdorf disrupt our progress — we urge you NOT to support his proposals and NOT to sign the white consent card.
WHO IS GLENN NUSSDORF?
Mr. Nussdorf is no professional shareholder activist looking out for the interests of fellow stockholders. In fact, Mr. Nussdorf is a major player in the fragrance industry and his attempt to wrestle away control of Parlux seems to be uniquely self-serving:
•  Mr. Nussdorf and his brother Stephen Nussdorf currently own an aggregate 45% of E Com Ventures, Inc. (ECMV), the publicly-traded holding company for Perfumania and perfumania.com, a specialty retailer of fragrances and a wholesale supplier to other retailers. In November 2006, Mr. Nussdorf and his brother disclosed their intention to increase their ownership of ECMV to 80.90% through a non-cash merger with Model Reorg, Inc., another entity owned entirely by the Nussdorf family.
•  Mr. Nussdorf is the Chief Executive Officer of Quality King Distributors, Inc., a private company that distributes pharmaceuticals, health and beauty care products and fragrances to drug store and grocery chains, grocery distributors and wholesale clubs throughout the United States. Quality King is wholly-owned by Mr. Nussdorf and his family and has extensive business relationships with ECMV and its subsidiaries. Quality King is a direct competitor of Parlux in certain segments of the fragrance market.
•  Perfumania purchases a large portion of its inventory from Parlux. According to ECMV’s most recent 10-Q filed with the SEC, ECMV and Perfumania are dependent upon extended payment terms from Parlux and others for much of their liquidity during the year. We believe that controlling the Board of a major source of liquidity to ECMV would be beneficial to Mr. Nussdorf’s other interests and potentially detrimental to the interests of Parlux’s stockholders.

• In May 2003, Mr. Nussdorf, his family members and a member of Parlux’s senior management sought to acquire Parlux in a transaction valued at approximately $40 million. However, after considerable due diligence and gaining important knowledge regarding Parlux’s operations, Mr. Nussdorf was unable to secure the necessary financing. For the reasons stated below, Mr. Nussdorf similarly now may not have adequate financial resources to make a bona fide proposal to purchase the Company.
DON’T LET MR. NUSSDORF SEIZE CONTROL OF YOUR COMPANY
WITHOUT BUYING YOUR SHARES
We believe Mr. Nussdorf’s conduct to date demonstrates that his proposed consent solicitation is nothing more than a blatant attempt to steal control of Parlux without compensating you — the true owners of the Company. Additionally, should he gain control, we believe that Mr. Nussdorf will be in a position to undertake initiatives that will benefit him and his affiliates at the expense of all other Parlux stockholders.
For almost three months, Mr. Nussdorf has been saying that he is “exploring the possibility of making an acquisition proposal for Parlux,” yet he is seeking to gain operating control of Parlux with only a modest investment in your Company. As mentioned above, Mr. Nussdorf tried to buy Parlux once before and could not come up with adequate financing. Now he is attempting to take control of your company without paying stockholders a single cent. We urge stockholders to ask themselves, if Mr. Nussdorf was serious about maximizing long-term value for all Parlux stockholders, why isn’t he willing to pay you a control premium for control of your Company?
Further, we believe that if Mr. Nussdorf intends to make a proposal to acquire Parlux, the interests of Parlux stockholders are best served if that proposal is considered by your current Board of Directors, a majority of whom are independent, rather than his own hand-picked nominees, all but one of whom are business associates of Mr. Nussdorf or his affiliates.
In fact, we believe Mr. Nussdorf may not have the financial resources to make a bona fide proposal to purchase the Company. In 2003, Mr. Nussdorf was forced to withdraw an approximately $40 million acquisition proposal for Parlux because he was unable to obtain adequate financing. In addition, consider how he financed the purchase of Parlux shares. Based on Parlux’s closing stock price on Friday, January 12, 2007 of $6.14 and Mr. Nussdorf’s recent public filings, approximately 44% of his interest in Parlux (approximately $5.4 million of his total investment, not including the shares held by his mother) was acquired on margin.
Finally, Mr. Nussdorf has disclosed that his hand-picked nominees intend to appoint him as Chairman of the Board and CEO of Parlux. While Mr. Nussdorf states his belief that the majority of these nominees will be independent of Parlux for NASDAQ purposes, ask yourself if you believe they are independent of Mr. Nussdorf. As noted above, Mr. Nussdorf’s own SEC filings disclose that all but one of his hand-picked nominees are business associates of Mr. Nussdorf or his affiliates. Does Mr. Nussdorf really expect you to believe that his slate will exercise any real independent oversight of his actions?

DON’T GIVE MR. NUSSDORF AND HIS GROUP OF COMPANIES AN UNFAIR
ADVANTAGE OVER OTHER PARLUX CUSTOMERS
TO THE DETRIMENT OF PARLUX STOCKHOLDERS
Should Mr. Nussdorf gain control of Parlux, he will be in a position to provide his other business ventures with a competitive advantage over other Parlux customers. Stockholders should be aware that with operating control of Parlux, Mr. Nussdorf and his affiliates will gain control of the manufacturing and distribution of perfume products, while also having a significant interest in Perfumania, one of Parlux’s largest customers. Furthermore, through the Model Reorg-ECMV merger, Mr. Nussdorf is attempting to consolidate his economic interest in ECMV, the publicly-traded parent company of Perfumania. We would also remind you that, regardless of whether the Model Reorg-ECMV merger is approved, he will have a significantly greater economic interest in ECMV and Perfumania than he would in Parlux. Ask yourself: Can Mr. Nussdorf and his nominees effectively represent your interests when the vast majority of his time and wealth is invested in entities whose interests are not necessarily aligned with those of Parlux and its stockholders?
PARLUX IS COMMITTED TO ENHANCING VALUE FOR ALL STOCKHOLDERS
Your Board and management are confident that we have the right strategy in place to create long-term value for all Parlux stockholders. We are optimistic about our core brand portfolio’s growth prospects. Moreover, we also believe that our present licensors may be reluctant to renew their licenses to Parlux if Mr. Nussdorf is running the Company.
Our continued commitment to enhancing stockholder value is reflected in the Board’s decision to adopt another common stock buy-back program of up to ten million shares, subject to price and other limitations. Over the course of the last ten years, the Company has authorized and successfully completed numerous common stock buy-back programs, totaling more than 50% of its outstanding shares. We continue to believe the repurchase of our stock represents a compelling investment opportunity and is a prudent use of our capital.
PROTECT YOUR INVESTMENT IN PARLUX,
REJECT MR. NUSSDORF’S PROPOSALS
We are confident Parlux stockholders will see Mr. Nussdorf’s actions for what they are — a transparent attempt to seize control of your Company in order to further his own private business interests without properly compensating you for your investment. We urge all Parlux stockholders NOT to sign any consent card that you may receive from Mr. Nussdorf. Regardless of the number of shares you own, your support is important to us.
Thank you.
On behalf of the Board of Directors,
/s/ Ilia Lekach
Ilia Lekach
Chairman and Chief Executive Officer
Parlux Fragrances, Inc.

WE URGE YOU TO DISCARD ANY WHITE CONSENT CARDS THAT YOU MAY HAVE
RECEIVED FROM GLENN H. NUSSDORF
If you have any questions, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016
proxy@mackenziepartners.com
(212) 929-5500 (call collect)
(800) 322-2885 (toll free)
About Parlux Fragrances, Inc.
Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrance brands of GUESS?, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund and Fred Hayman Beverly Hills.
Additional Information
This information is being furnished on behalf of Parlux by its Board of Directors. Parlux will be sending definitive consent revocation solicitation materials to shareholders of record on the record date. The information contained in those materials is important to the interests of shareholders, including information required to be presented about the participants in the consent revocation solicitation. You may obtain a copy of the preliminary consent revocation materials on form PRE14A, filed with the SEC on January 16, 2007, and the definitive consent revocation materials, when filed, free of charge at the SEC’s website at www.sec.gov. Parlux will also provide you with a copy of these materials without charge by directing your request to Parlux Fragrances, Inc. Attention: Corporate Secretary.
Parlux and its directors are participants in a solicitation of proxies for Parlux’s consent revocation solicitation. Information regarding these participants and their interests is contained in a filing under Rule 14a-12 filed by Parlux with the Securities and Exchange Commission on January 8, 2007.
Certain Information Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Parlux or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and Parlux’s ability to introduce new products in a cost-effective manner, general economic conditions and continued compliance with the covenants in our credit facility. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Parlux undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Contacts:
Dan Katcher / Steve Frankel
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449